Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES RETIREMENT OF RICHARD A. JOHNSON, EXECUTIVE VICE PRESIDENT, AND ANNOUNCES EXECUTIVE APPOINTMENTS

EL SEGUNDO, Calif., October 3, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today announced the retirement of Richard A. Johnson, Executive Vice President, after a 46-year career with Big 5 Sporting Goods.

“We want to sincerely thank Rich for his many years of dedicated service and for his invaluable contributions to our Company,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “During his long tenure at Big 5 Sporting Goods, Rich’s unwavering commitment to efficiency and sound execution throughout our business played a significant role in not only the growth and success of our Company, but also our remarkable culture. As a result, we have a strong store operations team in place and ready to take the Company to new levels of success. We wish Rich all the best in his retirement.”

Mr. Johnson said, “Although I look forward to the prospects of life in retirement, I will always look back, with pride, at our many accomplishments throughout my 46 years as a member of the Big 5 family. Being an integral part of such a success-oriented team has been a pleasure for me in its entirety.”

As part of the transition following Mr. Johnson’s retirement, the Company announced the promotion of Michael P. Marrone to serve as Senior Vice President of Store Operations. Mr. Marrone began his career with Big 5 Sporting Goods in 1973 as a store sales associate. He held numerous leadership roles of increasing responsibility at the Company, including Store Manager, District Supervisor, Assistant Vice President, Vice President and Division Supervisor, and was named Vice President of Store Operations in 2002.

“Mike is uniquely qualified to assume this role,” said Mr. Miller. “With over 40 years of experience at Big 5 Sporting Goods, he has an in-depth understanding of all aspects of our business. Mike will assume the majority of Rich’s strategic leadership responsibilities, with the remainder absorbed by other members of the senior management team.”

The Company also announced the promotions of Michael J. Shinagawa, Vice President and Chief Information Officer, and Luke D. Thompson, Vice President, Corporate Counsel and Assistant Secretary, to the position of Senior Vice President. Mr. Shinagawa has 20 years of experience in the Company’s Management Information Systems Department and has led that function as Vice President, MIS, since 2005. He became Chief Information Officer earlier this year. Mr. Thompson has 14 years of experience in the Company’s Legal Department, and has been Vice President, Corporate Counsel and Assistant Secretary since 2006. These promotions recognize outstanding performance and Mr. Shinagawa’s and Mr. Thompson’s contributions to the continued growth of the Company’s business.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 3, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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